SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G*
                                 (Rule 13d-102)

                           INFORMATION TO BE INCLUDED
                          IN STATEMENTS FILED PURSUANT
                           TO RULES 13d-1(b), (c), AND
                           (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13d-2
                               (AMENDMENT NO. 5)*


                        Solarfun Power Holdings Co., Ltd
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Ordinary Shares, par value US$0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   83415U-10-8
            --------------------------------------------------------
                                 (CUSIP Number)

                                 August 31, 2010
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   / /       Rule 13d-1(c)
   /X/       Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1
                                  of 10 Pages

                                      13G

CUSIP NO. 83415U-10-8                                        PAGE 2 OF 10 PAGES


-------------------------------------------------------------------------------
  1. Names of Reporting Persons

     Citigroup Venture Capital International Partnership G.P. Limited
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

                                                                        (a) / /
                                                                        (b) /X/
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization               Jersey, Channel Islands


-------------------------------------------------------------------------------
       NUMBER OF           5. Sole Voting Power                         250,300

        SHARES
                           ----------------------------------------------------
      BENEFICIALLY         6. Shared Voting Power                             0

       OWNED BY
                           ----------------------------------------------------
        EACH               7. Sole Dispositive Power                    250,300

      REPORTING
                           ----------------------------------------------------
       PERSON              8. Shared Dispositive Power                        0

        WITH
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person        250,300



-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)                      0.1%



-------------------------------------------------------------------------------
12. Type of Reporting Person                                                 CO



-------------------------------------------------------------------------------

                                      13G

CUSIP NO. 83415U-10-8                                        PAGE 3 OF 10 PAGES


-------------------------------------------------------------------------------
  1. Names of Reporting Persons

     Citigroup Venture Capital International Delaware Corporation
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

                                                                        (a) / /
                                                                        (b) /X/
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           5. Sole Voting Power                         250,300

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          6. Shared Voting Power                             0

       OWNED BY
                           ----------------------------------------------------
        EACH               7. Sole Dispositive Power                    250,300

      REPORTING
                           ----------------------------------------------------
       PERSON              8. Shared Dispositive Power                        0

        WITH
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person        250,300



-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)                      0.1%



-------------------------------------------------------------------------------
12. Type of Reporting Person                                                 CO



-------------------------------------------------------------------------------

                                      13G

CUSIP NO. 83415U-10-8                                        PAGE 4 OF 10 PAGES


-------------------------------------------------------------------------------
  1. Names of Reporting Persons

     Citicorp International Finance Corporation
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

                                                                        (a) / /
                                                                        (b) /X/
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           5. Sole Voting Power                         250,300

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          6. Shared Voting Power                             0

       OWNED BY
                           ----------------------------------------------------
        EACH               7. Sole Dispositive Power                    250,300

      REPORTING
                           ----------------------------------------------------
       PERSON              8. Shared Dispositive Power                        0

        WITH
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person        250,300



-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE INSTRUCTIONS) / /



-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)                      0.1%



-------------------------------------------------------------------------------
12. Type of Reporting Person                                                 CO



-------------------------------------------------------------------------------

                                      13G

CUSIP NO. 83415U-10-8                                        PAGE 5 OF 10 PAGES


-------------------------------------------------------------------------------
  1. Names of Reporting Persons

     Citicorp Banking Corporation
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

                                                                        (a) / /
                                                                        (b) /X/
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           5. Sole Voting Power                         250,300

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          6. Shared Voting Power                             0

       OWNED BY
                           ----------------------------------------------------
        EACH               7. Sole Dispositive Power                    250,300

      REPORTING
                           ----------------------------------------------------
       PERSON              8. Shared Dispositive Power                        0

        WITH
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person        250,300



-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE INSTRUCTIONS) / /



-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)                      0.1%



-------------------------------------------------------------------------------
12. Type of Reporting Person                                                 CO



-------------------------------------------------------------------------------

                                      13G

CUSIP NO. 83415U-10-8                                        PAGE 6 OF 10 PAGES


-------------------------------------------------------------------------------
  1. Names of Reporting Persons

     Citigroup Inc.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

                                                                        (a) / /
                                                                        (b) /X/
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           5. Sole Voting Power                        330,705*

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          6. Shared Voting Power                             0

       OWNED BY
                           ----------------------------------------------------
        EACH               7. Sole Dispositive Power                   330,705*

     REPORTING
                           ----------------------------------------------------
       PERSON              8. Shared Dispositive Power                        0

        WITH
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person       330,705*



-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE INSTRUCTIONS) / /



-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)                     0.1%*



-------------------------------------------------------------------------------
12. Type of Reporting Person                                                 HC



-------------------------------------------------------------------------------
*   Includes shares held by the other reporting persons.

Item 1(a).   Name of Issuer:

             Solarfun Power Holdings Co. Ltd.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             666 Linyang Road,
             Qidong, Jiangsu Province, 226200
             People's Republic of China

Item 2(a).   Name of Person Filing:

             Citigroup Venture Capital International Partnership G.P. Limited ("CVCIPL")
             Citigroup Venture Capital International Delaware Corporation ("CVCID")
             Citicorp International Finance Corporation ("CIFC")
             Citicorp Banking Corporation ("CBC")
             Citigroup Inc. ("Citigroup")

Item 2(b).   Address or Principal Business Office:

             The address of the principal business office of CVCIPL is:

             26 New Street
             St. Helier
             Jersey, Channel Islands JE4 8PP

             The address of the principal business office of CVCID is:

             c/o The Corporation Trust Company
             1209 Orange Street
             Wilmington, Delaware 19801

             The address of the principal business office of each of CIFC and CBC is:

             One Penn's Way
             New Castle, DE 19720

             The address of the principal business office of Citigroup is:

             399 Park Avenue
             New York, NY 10043

Item 2(c).   Citizenship:

             CVCIPL is chartered in Jersey, Channel Islands.

             CVCID, CIFC, CBC and Citigroup are Delaware corporations.

Item 2(d).   Title of Class of Securities:

             Ordinary Shares, par value US$0.0001 per share.

Item 2(e).   Cusip Number:

             83415U-10-8

                                     Page 7
                                  of 10 Pages

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of August 31, 2010)

          (a)  Amount beneficially owned: See item 9 of cover pages

          (b)  Percent of Class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                  (ii)  Shared power to vote or to direct the vote:

                  (iii) Sole power to dispose or to direct the disposition of:

                  (iv)  Shared power to dispose or to direct the disposition of:


                  See Items 5-8 of cover pages

                                     Page 8
                                  of 10 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          CVCID is the sole shareholder of CVCIPL. CIFC is the sole shareholder of CVCID. CBC is the sole shareholder of CIFC. Citigroup is the sole shareholder of CBC.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.



                                     Page 9
                                  of 10 Pages

Item 10.  Certification.

          Not Applicable.



SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2010





                CITIGROUP VENTURE CAPITAL INTERNATIONAL PARTNERSHIP G.P. LIMITED

                By:    /s/ Alfred Rodrigues
                       -----------------------------------------
                       Name:  Alfred Rodrigues
                       Title: Alternate Director



                CITIGROUP VENTURE CAPITAL INTERNATIONAL DELAWARE CORPORATION

                By:    /s/ Alfred Rodrigues
                       -----------------------------------------
                       Name:  Alfred Rodrigues
                       Title: Director


                CITICORP INTERNATIONAL FINANCE CORPORATION

                By:    /s/ William H. Wolf
                       -----------------------------------------
                       Name:  William H. Wolf
                       Title: Vice President


                CITICORP BANKING CORPORATION

                By:    /s/ William H. Wolf
                       -----------------------------------------
                       Name:  William H. Wolf
                       Title: Senior Vice President


                CITIGROUP INC.

                By:    /s/ Ali L. Karshan
                       -----------------------------------------
                       Name:  Ali L. Karshan
                       Title: Assistant Secretary


                                    Page 10
                                  of 10 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------


EXHIBIT 1
---------

Agreement among CVCIPL, CVCID, CIFC, CBC and Citigroup as to joint filing of
Schedule 13G